FOR IMMEDIATE RELEASE

Contact:

CannaSys, Inc.

Patrick G. Burke

Chief Executive Officer

Tel:  720.724.7515

Email: patrick.burke@cannasys.com

Web:  www.cannasys.com

CannaSys, Inc. to Expand Beta Launch to Boulder

More Beta Partners Join for Launch in Colorado

DENVER, June 12, 2017 – CannaSys, Inc. (OTC QB: MJTK) (“CannaSys”), a marketing, branding, and technology company, today announced expansion to their Beta Platform of Citizen Toke.

Last week, CannaSys welcomed Elements, MMJ America, and The Station dispensaries of Boulder, Colorado, to the Beta Launch Program of Citizen Toke.

The Beta Launch Program allows participating dispensaries exclusive access and insights into the Citizen Toke marketing platform, facilitating communication between user, dispensary, and CannaSys to improve the platform before a full-scale launch.

Patrick Burke, CannaSys’s Chief Executive Officer, commented: “We are very excited to see the momentum of our product carry outside of Denver and into Boulder. We hope users are excited with the increase in location flexibility and promotions that come with this growth, as well.”

Citizen Toke offers exclusive, instant, location-based, gamified promotions in the cannabis space, powered by SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potential customers.

Additionally, more Denver dispensaries have joined the Citizen Toke Beta Launch Program, including: LivWell, MMJ America, DANK, Euflora, the Healing House, and Greenfields.

“We picture the Citizen Toke platform as an enhancement for dispensaries to market their products and to find new customers,” noted Patrick Burke. “We are proud of the fact that our participating beta partners are embracing this vision, as well. We look forward to growing in tandem with our beta partners and user base to make the Citizen Toke platform as valuable as possible for all parties.”

Users have already started using the platform, receiving  and then redeeming promotional specials at participating dispensaries. “Our focus is on scaling the beta launch of the Citizen Toke platform to accommodate a growing number of users and dispensaries with the goal of validating a positive return of investment and significant value for dispensaries through ease of use and high-quality deals for users,” commented Burke.

CannaSys and its management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.